BLACK HILLS CORPORATION REPORTS SOLID FIRST QUARTER 2003 RESULTS
AND DECLARES DIVIDEND

RAPID CITY, SD—May 5, 2003—Black Hills Corporation (NYSE: BKH) today announced earnings per share of $0.52 for the three months ended March 31, 2003, which equaled results for the same period in 2002. Results include a loss of $0.10 per share resulting from an accounting change. The accounting change pertains primarily to the adoption of a new accounting pronouncement stipulating that certain energy marketing activities previously reported on a fair value basis will now be reflected under the accrual method of accounting.

        Earnings from continuing operations were $0.62 per share for the quarter ended March 31, 2003, compared to $0.55 per share for the same period in 2002.

        Financial performance for the first quarter of 2003 reflected higher oil and gas prices and gas marketing volumes and margins, an increase in power sales resulting from higher generation capacity in our power generation segment and improving performance in the communications business segment, partially offset by a decrease in earnings at the electric utility due to higher operating costs and interest expense, all compared to the same period in 2002.

        Daniel P. Landguth, Chairman and CEO of Black Hills, said, “We are very pleased with overall results of the first quarter of 2003. Earnings met expectations and cash flows supported our financial strength. Our non-regulated energy operations are driving our growth, where production increased in each business segment, compared to the first quarter of 2002. Power generation increased its capacity in service by 62%, energy marketing increased its average natural gas and crude oil daily volumes by 41% and 32%, respectively, and coal mining increased production by 14%. Oil and gas production was up 14% as well, and the increase came largely from properties we owned prior to the Mallon Resources acquisition, which was completed late in the first quarter.”

NATURAL GAS RESERVES INCREASE

        “Upon closing the Mallon acquisition in March, independent engineers finalized for us an in-depth reserve evaluation of the former Mallon properties,” Landguth continued. “We are very pleased that this study, conducted using year-end 2002 product prices, yielded proved reserves of approximately 86 billion cubic feet of gas as of December 31, 2002.”

STOCK OFFERING COMPLETED

        “We recently completed a stock offering, solidifying our capital structure and increasing our equity by approximately $118 million,” Landguth said. “This capital infusion, in combination with expected strong cash flows from operations, provides us the financial flexibility we need to advance our long-term agenda.”

        Landguth concluded, “Our long-term strategy continues to demonstrate our strengths in robust and challenging markets alike. We are very well positioned to augment our earnings through prudent expansion of business lines where we have proven our ability to deliver economic value to both our investors and our customers.”

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DIVIDEND DECLARED

        The Company’s Board of Directors, at a meeting held April 29, 2003, declared quarterly dividends on the common and preferred stock. Common shareholders will receive 30 cents per share, equivalent to an annual dividend rate of $1.20. Preferred shareholders, whose holdings are related to an acquisition, will receive $11.092 per share, an amount which represents 1% per annum computed on the basis of $1,000 per share plus a common stock dividend equivalence. Dividends will be payable June 1, 2003, to all shareholders of record at the close of business on May 20, 2003.

CONSOLIDATED FINANCIAL RESULTS

Black Hills Corporation
(In thousands, except per share amounts)

	Three months ended March 31,
	2003		2002
Revenues:
Integrated Energy (a)	$246,896		$125,897
Electric Utility	43,749		37,192
Communications	8,687		7,546

	$299,332		$170,635

Net income (loss) available
for common stock:
Continuing operations -
Integrated Energy	$12,258		$9,495
Electric Utility	6,699		7,823
Communications	(1,809)		(2,227)
Corporate	(290)		(199)

	16,858		14,892
Discontinued operations	--		(1,724	)(b)
Change in accounting principle	(2,680	)(c)	896	(d)

	14,178		14,064
Less: preferred stock dividends	(57)		(56)

	$14,121		$14,008

Earnings per share:
Basic -
From continuing operations	$0.62		$0.55
Total	$0.52		$0.52
Diluted -
From continuing operations	$0.62		$0.55
Total	$0.52		$0.52

(a)

On January 1, 2003, the Company adopted the provisions of EITF Issue No. 02-3. All periods presented reflect a net presentation of revenues at our gas marketing subsidiary and a gross presentation of revenues at our crude oil marketing subsidiary, in accordance with EITF Issue No. 02-3 and EITF Issue No. 99-19.

(b)	Reflects the results of operations at the Company's discontinued coal marketing operations.

(c)	Reflects the adoption of EITF Issue No. 02-3 and SFAS No. 143.

(d)	Reflects the write-off of negative goodwill upon adoption of SFAS No. 142.

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BUSINESS GROUP QUARTERLY PERFORMANCE SUMMARY

Integrated Energy

        The Integrated Energy business group's revenues nearly doubled to $246.9 million for the quarter ended March 31, 2003, compared to the same quarter in 2002. The increase was primarily due to higher revenues from energy marketing, related substantially to higher prices and volumes of crude oil marketed. In addition, revenues increased in the power generation business segment, due to additional capacity in service, and in oil and gas production, due to higher prices and volumes sold.

        Income from continuing operations for the three-month period ended March 31, 2003 was $12.3 million, compared to $9.5 million in 2002. In addition, first quarter 2002 income from continuing operations included a $1.9 million benefit relating to the collection of previously reserved amounts for California operations in our power generation segment. Income from continuing operations of our energy marketing segment increased approximately $2.7 million due to a 41% increase in average daily gas volumes marketed and increased margins received at our gas marketing operations. Income from continuing operations from our power generation segment decreased approximately $0.2 million. Excluding the impact of the $1.9 million benefit included in first quarter 2002 results, income from continuing operations in the power generation segment increased $1.7 million due to increased generating capacity in service. Income from continuing operations of our oil and gas segment increased approximately $1.0 million due to higher prices received and volumes sold compared to 2002. Coal mining income from continuing operations decreased $0.8 million with higher operating costs, partially offset by increased revenues.

        The following tables contain certain Integrated Energy operating statistics:

	Three months ended March 31,
	2003	2002
Coal mining:
Tons of coal sold	1,143,000	1,001,000
Oil and gas production:
Mcf equivalent sales	2,254,500	1,973,500
Oil and gas reserves:
Bcf equivalent reserves (a)	146.1	52.3
Energy marketing
average daily volumes:
Natural gas-MMBtus	1,188,000	842,000
Crude oil-barrels	58,000	44,000
IPP Nameplate Net Capacity:
In service-MW	1,046 (b)	646
Under construction-MW	--	364 (b)

(a)

Reserves at March 31, 2003 include the March 10, 2003 acquisition of Mallon Resources Corporation. Reserves are based on an internal update of year-end independent reserves studies, which reflect year-to-date activity and an oil price of $31.04 per barrel and a natural gas price of $5.05 per Mcf in 2003 and $26.31 per barrel and $3.28 per Mcf in 2002.

(b)	Includes a 90 MW plant under a lease arrangement.

Electric Utility

        Earnings from the Electric Utility business group for the three months ended March 31, 2003 were $6.7 million, compared to $7.8 million in 2002. Decreased earnings in 2003 were primarily the result of increased interest expense related to the $75 million of first mortgage bonds issued in August 2002 and higher operating costs. Off-system megawatthours sold increased 53% over 2002 while the average price per megawatthour increased 43%. Increased earnings from off-system sales were substantially offset by significant increases in fuel and purchased power costs. Firm electricity sales remained stable with increases in residential and commercial sales offset by a decrease in industrial sales primarily related to the closing of the Homestake Gold Mine and Federal Beef Processors.

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         The following table provides certain electric utility operating statistics:

	Three months ended March 31,
	2003	2002
Firm (system) sales-MWh	505,482	505,543
Off-system sales-MWh	245,727	161,112

Communications

        The Communications business group reported a net loss of $1.8 million for the three month period ending March 31, 2003, compared to a $2.2 million loss in 2002. The reduction in the loss is due to a 15% increase in revenues resulting from a larger customer base compared to 2002, partially offset by increased operating costs.

        The following table provides certain communications operating statistics:

	March 31, 2003		December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002

Residential customers	22,700		21,700	20,760	19,450	17,550
Business customers	2,657	(a)	3,061	2,960	2,970	2,600
Business access lines	10,342		9,094	8,772	8,380	7,667

(a)	In 2003, reported business customers were adjusted for the consolidation of multiple-location business customers, business orders and temporary business access lines.

CAPITALIZATION UPDATE

        The Company completed a stock offering on April 30, 2003, providing approximately $118 million in net proceeds. The proceeds were used to pay off a $50 million bridge credit facility due in May 2003 and the remaining $68 million reduced the amount drawn on our revolving credit facilities. After these transactions, the Company had approximately $124 million available under its revolving credit facilities.

EARNINGS GUIDANCE

        The Company recently reaffirmed its long-term earnings per share growth rate target of 8% to 10% per year. Due to the initial dilutive effect of the Company’s common stock offering completed last week, the Company expects 2003 earnings per share from continuing operations to approximate 2002 results.

EARNINGS CONFERENCE CALL

        The Company will conduct a conference call on Tuesday, May 6, 2003 beginning at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (888) 276-0010. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call is available through Tuesday, May 13, 2003 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 683732.

ABOUT BLACK HILLS CORPORATION

        Black Hills Corporation (www.blackhillscorp.com) is a diverse energy and communications company. Black Hills Energy, the integrated energy unit, generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power is our electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, a broadband communications company, offers bundled telephone, high speed Internet and cable entertainment services.

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things: (1) unanticipated developments in the western power markets, including unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on amounts due from counterparties, adverse changes in current or future litigation, adverse changes in the tariffs of the California Independent System Operator, market disruption and adverse changes in energy and commodity supply, volume and pricing and interest rates; (2) prevailing governmental policies and regulatory actions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition; (3) the State of California’s efforts to reform its long-term power purchase contracts; (4) impact of environmental and safety laws; (5) weather conditions; (6) competition; (7) pricing and transportation of commodities; (8) market demand, including structural market changes; (9) unanticipated changes in operating expenses or capital expenditures; (10) capital market conditions; (11) legal and administrative proceedings that influence Black Hills’ business and profitability; (12) the effects on Black Hills’ business of terrorist actions or responses to such actions; (13) the effects on Black Hills’ business resulting from the financial difficulties of Enron and other energy companies, including their effects on liquidity in the trading and power industry, and Black Hills’ ability to access the capital markets on the same favorable terms as in the past; (14) the effects on Black Hills’ business in connection with a lowering of Black Hills’ credit rating (or actions Black Hills may take in response to changing credit ratings criteria), including, increased collateral requirements to execute Black Hills’ business plan, demands for increased collateral by Black Hills’ current counterparties, refusal by Black Hills’ current or potential counterparties or customers to enter into transactions with Black Hills and Black Hills’ inability to obtain credit or capital in amounts or on terms favorable to Black Hills; and (15) other factors discussed from time to time in Black Hills’ filings with the SEC.

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